International Flavors & Fragrances Inc.

NEWS RELEASE

New York, N.Y., May 14, 2003 — The Board of Directors of International Flavors & Fragrances Inc., today voted to increase the regular quarterly cash dividend by 7%, from 15 cents to 16 cents per share, on the common stock of the Corporation. The cash dividend is payable July 10, 2003 to shareholders of record June 26, 2003.

Richard A. Goldstein, IFF’s Chairman and Chief Executive Officer stated, “I am pleased the Board has taken this action. We have made substantial progress in growing our earnings and in paying down debt; this increase reflects our confidence in the Company’s long-term growth and our commitment to building shareholder value. The increased payout, on an annualized basis, represents approximately 30% of current year forecast earnings per share and is consistent with the Company’s long-term plan to pay dividends approximating 30-35% of yearly earnings.”

About IFF
IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.8 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995
Statements in this release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

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